EXHIBIT 10.1

EXECUTION COPY

AMENDED AND RESTATED
SUBSTITUTE ENERGY PURCHASE AGREEMENT
BY AND BETWEEN
WESTMORELAND PARTNERS
AND
VIRGINIA ELECTRIC AND POWER COMPANY
Dated as of
September 25, 2017

ARTICLE 1	DEFINITIONS AND INTERPRETATION 1

1.1	Definitions 1

1.2	Interpretations 4

ARTICLE 2	SALE AND PURCHASE OF SUBSTITUTE ENERGY 4

2.1	Purchase and Sale 4

2.2	Forward Contract 4

ARTICLE 3	NOTICES 5

3.1	Notices 5

3.2	Addressees and Addresses 5

3.3	Changes to Addressees or Addresses 5

ARTICLE 4	TERM 5

4.1	Term 5

ARTICLE 5	COMPLIANCE WITH LAWS; FINE AND PENALTIES 6

5.1	Compliance with Laws and Codes 6

5.2	Fines Imposed on Westmorland 6

5.3	Fines Imposed on Dominion 6

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF WESTMORELAND 6

6.1	Representations and Warranties of Westmoreland 6

ARTICLE 7	SUBSTITUTE ENERGY 7

7.1	Daily Elections by Dominion 7

7.2	Substitute Energy Cap 7

7.3	Quantity of Substitute Energy 8

7.4	Delivery Point 8

ARTICLE 8	BOOKS AND RECORDS 8

8.1	Records 8

8.2	Time Periods 8

8.3	Examination of Records 9

ARTICLE 9	COMPENSATION, PAYMENT, AND BILLINGS 9

9.1	Variable Payment 9

9.2	Fixed Payment 9

9.3	Dispatch Incentive Payment 9

i

(continued)

9.4	Payment Instructions 9

9.5	Netting 9

ARTICLE 10	DEFAULTS AND REMEDIES 10

10.1	Defaults and Cure 10

10.2	Westmoreland Defaults 10

10.3	Failures with Regard to Bilaterals and Liability 11

ARTICLE 11	PERFORMANCE SECURITY 11

11.1	Amount 11

11.2	Form of Security 11

11.3	Use of Security 12

ARTICLE 12	FORCE MAJEURE 12

12.1	Obligations Excused 12

12.2	No Extension of Term 12

12.3	Impact on Payments 12

ARTICLE 13	TAXES 13

13.1	Taxes 13

ARTICLE 14	CHOICE OF LAW 13

14.1	Choice of Law 13

ARTICLE 15	MISCELLANEOUS PROVISIONS 13

15.1	Assignment 13

15.2	Amendment 13

15.3	No Waiver 13

15.4	Headings 13

15.5	Not for Benefit of Third Parties 14

15.6	No Joint Venture 14

15.7	Survival 14

15.8	Waiver of Consequential Damages 14

15.9	Indemnification 14

ARTICLE 16	STATUTORY AND REGULATORY CHANGES 14

16.1	Disallowance 14

16.2	Mobile Sierra 14

ii

(continued)

ARTICLE 17	ENTIRETY 15

17.1	Entirety of Agreement 15

SCHEDULE A - PRICING

SCHEDULE B – MONTHLY MAXIMUMS

iii

AMENDED AND RESTATED SUBSTITUTE ENERGY PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SUBSTITUTE ENERGY PURCHASE AGREEMENT (this "Agreement" ) is effective as of the 1st day of October, 2017 ( "Effective Date"), and is by and between WESTMORELAND – PARTNERS, a Virginia general partnership ("Westmoreland"), and VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation, operating in North Carolina as Dominion Energy North Carolina ("Dominion"). Both Westmoreland and Dominion are herein individually referred to as a "Party," and collectively referred to as the "Parties."
RECITALS

WHEREAS, the Parties were parties to that certain Consolidated Power Purchase and Operating Agreement for Roanoke Valley Units 1 and 2 by and between Westmoreland Partners and Virginia Electric and Power Company effective December 23, 2013 (the "PPA"); and further such PPA was replaced by the Substitute Energy Purchase Agreement by and between Westmoreland Partners and Virginia Electric and Power Company effective as of December 21, 2016 (the “Substitute Energy Agreement”);

WHEREAS, this Agreement replaces the Substitute Energy Agreement in its entirety upon the Effective Date;

WHEREAS, Westmoreland wishes to sell Substitute Energy to Dominion, such sale to be pursuant to the terms and conditions set forth herein; and

WHEREAS, Dominion wishes to purchase Substitute Energy, pursuant to the terms and conditions set forth herein; and

WHEREAS, the Parties intend this Agreement as an amendment and restatement of the Substitute Energy Agreement superseding such Substitute Energy Agreement in its entirety.

NOW, THEREFORE, in consideration of the above premises (which are hereby incorporated by reference into this Agreement) and the promises and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION
1.1    Definitions. Whenever the following terms appear in this Agreement, whether in the singular or in the plural, present or past tense, they shall have the meaning stated below:
"Agreement" has the meaning set forth in the Preamble.
"Business Day" means Monday through Friday excluding holidays recognized by PJM or Dominion. As of the date of this Agreement, these holidays include New Year’s Day, Martin Luther King’s Birthday, Good Friday, Memorial Day, Fourth of July, Labor Day, Veteran’s Day, Thanksgiving Day, day after Thanksgiving Day, Christmas Eve and Christmas Day. The Day Dominion observes such holidays may be changed by Dominion upon ten (10) Days written notice to Westmoreland.
"Day" means the 24-hour period beginning at 0000 hours and ending 24 hours later at 2400 hours of the same Day Eastern Time.
"Day-ahead Price" means the Day-ahead locational marginal price announced by PJM for a given zone in PJM.
"Disallowance" has the meaning set forth in Section 16.1 (Disallowance).
"Dominion" has the meaning set forth in the Preamble.
"Effective Date" has the meaning set forth in the Preamble.
"Energy Purchase Price" means the price per kilowatt-hour that Dominion will pay, in accordance with Article 9 (Compensation, Payment, and Billings) and Schedule A – Pricing, to Westmoreland for Substitute Energy.
"Fixed Payment" means the price in cents per Day per kW of Substitute Energy as set forth in Section II of Schedule A – Pricing.
"Force Majeure" has the meaning set forth in Section 12.1 (Obligations Excused).
"Interest" means the compensation for the accrual of monetary obligations under this Agreement computed Monthly and prorated daily from the time each such obligation arises based on an annual interest rate equal to the Prime Rate plus two (2) percent. For purposes of this Agreement, Prime Rate shall mean the Prime Rate published in the most recent edition of the Wall Street Journal (or similar publication should the Wall Street Journal no longer provide such Prime Rate), determined for each obligation to pay interest at the time such obligation arises.
"Month" means a calendar month.

"NCUC" means the North Carolina Utility Commission.
"Party" or "Parties" has the meaning set forth in the Preamble.
"PJM" means the PJM Interconnection, LLC, and its successors, a regional transmission organization (RTO).
"PJM Agreements" means the PJM Open Access Transmission Tariff, Operating Agreement of PJM, PJM Reliability Assurance Agreement among Load-Serving Entities in the PJM South Region and any other applicable PJM agreements, tariffs, manuals or rules setting forth the rights and obligations of the Parties with respect to PJM.
"PJM-West Hub" means the PJM-West Hub as defined in the PJM Agreements, which is the hub that acts as the source and sink for Substitute Energy.
"PPA" has the meaning set forth in the first Recital.
"SCC" means the State Corporation Commission of Virginia.
"Substitute Delivery Point" means the PJM-West Hub.
"Substitute Energy" means energy sold by Westmoreland, or by Westmoreland’s designee or agent, to Dominion pursuant to a Substitute Energy Bilateral Schedule and delivered to the Substitute Delivery Point.
"Substitute Energy Bilateral Schedule" has the meaning set forth in Section 7.3 (Quantity of Substitute Energy).
"Substitute Energy Cap" means the total amounts for each Month in a given Year shown in Schedule B – Monthly Maximums.
"Substitute Energy Non-Delivery Damages" has the meaning set forth in Section 10.3 (Failures with Regard to Bilaterals and Liability).
"Term" has the meaning set forth in Section 4.1 (Term).
"Westmoreland" has the meaning set forth in the Preamble.
"Year" means the 12-Month period beginning 12:00 midnight on December 31 and ending at 12:00 midnight on the subsequent December 31. Notwithstanding the foregoing provisions, if the Term is canceled, expires or otherwise terminates on any Day other than December 31, the term Year shall also be deemed to refer to the time from and including January 1 of such Year through the effective date of such cancellation, expiration or termination for purposes of this Agreement.

1.2    Interpretations. Any references in this Agreement to specific Sections shall be deemed to be references to Sections of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the capitalized terms used in this Agreement shall have the definitions set forth in this Article 1.
(a)    The singular shall include the plural, and the masculine shall include the feminine and neuter, as the context requires.
(b)    The terms "includes" or "including" means "including, but not limited to."
(c)    Any term not defined in this Article 1, shall have its plain meaning in common English usage provided that words and abbreviations having well-known meaning in the United States electric generation industry shall have those meanings.
(d)    Reference to an agreement, contract, or document shall include any subsequent amendments to such agreement, contract, or document unless otherwise stated herein.
(e)    Reference to a Party includes that Party’s successors and permitted assigns.
(f)    Reference to a governmental authority shall include an entity succeeding to its functions.
(g)    All monetary amounts refer to the currency of the United States.
(h)    All references herein to time shall mean "Eastern Time." Eastern Time means either Eastern Standard Time or Eastern Daylight Savings Time, as in effect, from time to time, in Richmond, Virginia.
ARTICLE 2

SALE AND PURCHASE OF SUBSTITUTE ENERGY
2.1    Purchase and Sale. Westmoreland agrees to sell, and Dominion agrees to purchase, all of the Substitute Energy, subject to the terms and conditions of this Agreement up to the Monthly amounts set forth in Schedule B – Monthly Maximums and up to the Substitute Energy Cap.
2.2    Forward Contract. The Parties acknowledge and agree that this Agreement constitutes a "forward contract" and the Parties agrees that both Parties are "forward contract merchants" within the meaning of the United States Bankruptcy Code.

ARTICLE 3

NOTICES
3.1    Notices. Any notice or communication required to be in writing hereunder shall be given by any of the following means: registered, certified, or first class mail or ground or air courier, or mutually agreed electronic means such as email and PDF. Such notice or communication shall be sent to the respective Parties at the address listed below. Except as expressly provided herein, any notice shall be deemed to have been given when sent. Any notice given by first class mail shall be considered sent at the time of posting and, if sent by ground or air courier, such notice shall be deemed sent one (1) Business Day after delivery to the courier.
3.2    Addressees and Addresses. For all notice purposes herein, the notice shall be addressed as follows:
In the case of Westmoreland, to:
Westmoreland Partners
9540 South Maroon Circle, Suite 200
Englewood, Colorado 80112
Attn: Senior Vice President & Chief Administrative Officer
Email: jgrafton@westmoreland.com
In the case of Dominion, to:
Dominion Energy North Carolina
Director – Power Contracts
5000 Dominion Boulevard
Glen Allen, VA 23060
Attn: Director – Power Contracts
Email: j.scott.gaskill@dom.com

3.3    Changes to Addressees or Addresses. Either Party may, by prior written notice to the other, change the representative or the address to which such notices and communications are to be sent.
ARTICLE 4

TERM
4.1    Term. The Term of this Agreement is from the Effective Date through March 31, 2019, unless sooner terminated or cancelled in accordance with the Agreement.
ARTICLE 5    .

COMPLIANCE WITH LAWS; FINES AND PENALTIES
5.1    Compliance with Laws. The Parties shall comply with all applicable laws, rules, regulations and ordinances in the performance of this Agreement.
5.2    Fines Imposed on Westmorland. Any fines or other penalties incurred by Westmoreland or its agents, employees or subcontractors for noncompliance by Westmoreland, its employees, or subcontractors with laws, rules, regulations or ordinances shall not be reimbursed by Dominion but shall be the sole responsibility of Westmoreland.
5.3    Fines Imposed on Dominion. If fines, penalties or legal costs are assessed against Dominion by any government agency or court or any other laws, rules, regulations or ordinances with which compliance is required herein, or if the work of Westmoreland or any part thereof is delayed or stopped by order of any government agency or court due to Westmoreland’s noncompliance with any such laws, rules, regulations or ordinances, Westmoreland shall indemnify and hold harmless Dominion against any and all fines or penalties imposed on Dominion clearly attributable to the sole failure of Westmoreland to comply therewith. Westmoreland shall also reimburse Dominion for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Dominion in connection with such fines or penalties.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF WESTMORELAND

6.1    Representations and Warranties of Westmoreland. Westmoreland and the general partners of Westmoreland hereby represent and warrant as follows:
(a)    Organization. (i) Westmoreland is a partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (ii) the general partners of Westmoreland are Westmoreland Roanoke Valley, L.P., a limited partnership whose general partner is WEI Roanoke Valley, Inc., both of which are duly organized, validly existing and in good standing under the laws of the State of Delaware, and Westmoreland–North Carolina Power, L.L.C., a limited liability company that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (iii)Westmoreland and the general partners of Westmoreland are qualified to do business in North Carolina and in each other jurisdiction where the failure so to qualify would have a material adverse effect upon their business or financial condition; and (iv) each has all requisite power and authority to conduct its business, to own its properties, and to execute, to deliver, and to perform its obligations under this Agreement.
(b)    Authority. The execution, delivery and performance by Westmoreland of this Agreement have been duly authorized by all necessary partnership, limited liability company or corporate action as applicable, and do not and will not: (i) require any consent or approval of the Westmoreland’s board of directors, partners or shareholders as applicable, other than that which has been obtained (evidence of which shall be, if it has not heretofore been, delivered to Dominion), (ii) violate any provisions of Westmoreland’s corporate bylaws or other organic documents, any indenture, contract or agreement to which it is a party or by which it or its properties may be bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Westmoreland, or (iii) result in a breach or constitute a default under Westmoreland’s corporate bylaws, other organic documents or other material indentures, contracts, or agreements, and Westmoreland is not in default under its corporate bylaws or other organic documents or other material indentures, contracts, or agreements to which it is a party or by which it or its property may be bound.
(c)    Governmental Approvals. No authorizations or approval by any governmental or other official agency is necessary for the due execution and delivery by Westmoreland of this Agreement as in effect on the date of this Agreement.
(d)    Binding Agreement. This Agreement is a valid and binding obligation of Westmoreland.
(e)    No Pending Actions. There is no pending or threatened action or proceeding affecting Westmoreland before any court, governmental agency or arbitrator that could reasonably be expected to affect materially and adversely the financial condition of Westmoreland or the ability of Westmoreland to perform its obligations hereunder, or which purports to affect the legality, validity or enforceability of this Agreement (as in effect on the date of this Agreement).
ARTICLE 7

SUBSTITUTE ENERGY
7.1    Daily Elections by Dominion. Dominion shall have the right to make an election to receive or not receive Substitute Energy on a daily basis.
7.2    Substitute Energy Cap. Westmoreland shall have no further obligation to deliver Substitute Energy during any Month in excess of the amount shown in Schedule B – Monthly Maximums.
7.3    Quantity of Substitute Energy. If Dominion so elects to take Substitute Energy for a given Day, such request must be in the amount of 200 MWh in each hour of a Day, (or 4800 MWh per Day, except for those partial days or day-light saving days pursuant to Schedule B), as elected by Dominion up to the Monthly amount shown in Schedule B – Monthly Maximums. If Dominion so elects to take Substitute Energy, Westmoreland has the obligation to deliver and Dominion has the obligation to accept, Substitute Energy in the amount so elected by Dominion, subject to the Substitute Energy Cap. Any rights of Dominion to elect to take an amount of Substitute Energy in a given Month that have not been exercised by Dominion by the end of such Month shall be lost and not carried over to future Months. Dominion shall provide Westmoreland with a requested schedule of hourly Substitute Energy for each Day, in increments of no less than twenty-four (24) hours, no later than 1000 hours on the first (1st) Business Day following the Day in question and Westmoreland shall purchase the designated MWh of Substitute Energy and shall enter into a bilateral schedule(s) with Dominion, pursuant to the PJM Agreements (the "Substitute Energy Bilateral Schedule"), to sell such MWh of Substitute Energy to Dominion for each Day of each Month subject to the Substitute Energy Cap.. Westmoreland shall enter such Substitute Energy Bilateral Schedule no later than 1400 hours on the first (1st) Business Day following the Day in question at which time such a Substitute Energy Bilateral Schedule shall be reviewed for conformity to Dominion’s request submitted to Westmoreland as above and, if such Substitute Energy Bilateral

Schedule is in compliance with Dominion’s request, it shall be confirmed by Dominion and accepted by PJM for the Day in question. The Party entering such a Substitute Energy Bilateral Schedule into PJM must give the other Party notice of such event as soon as practicable. The Parties shall use the then current PJM procedures to effect all Substitute Energy Bilateral Schedules. Westmoreland, or its designee, shall be the Substitute Energy seller, Dominion shall be the designated buyer, and the corresponding source and sink shall be the PJM-West Hub. The designated seller shall be authorized and competent to conduct such transactions in the PJM Substitute Energy procedures. Pricing to be paid by Dominion for such Substitute Energy shall be the Energy Purchase Price specified in Schedule A – Pricing. If Westmoreland fails to enter or confirm such Substitute Energy Bilateral Schedule as described in this paragraph, Westmoreland shall be liable to Dominion for damages as set forth in Section 10.3 (Failures with Regard to Bilaterals and Liability).
7.4    Delivery Point. Westmoreland shall sell and deliver, or cause to be delivered, and Dominion shall purchase and receive, or cause to be received, the quantity of the Substitute Energy at the Substitute Delivery Point.
ARTICLE 8

BOOKS AND RECORDS
8.1    Records. Each Party shall keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement.
8.2    Time Periods. All such records shall be maintained for a minimum of five (5) years after the creation of such record or data and for any additional length of time required by regulatory agencies with jurisdiction over the Parties; provided, however, that Westmoreland shall not dispose of or destroy any such records even after the five (5) years without thirty (30) Days prior notice to Dominion.
8.3    Examination of Records. Either Party shall have the right from time to time, upon fourteen (14) Days written notice to the other Party, to examine the relevant records and data of the other Party relating to this Agreement at any time during the period the records are required to be maintained.
ARTICLE 9

COMPENSATION, PAYMENT, AND BILLINGS
9.1    Variable Payment. Dominion shall compensate Westmoreland for Substitute Energy on a per kWh basis at a rate equal to the Energy Purchase Price specified in Schedule A – Pricing.
9.2    Fixed Payment. Dominion shall compensate Westmoreland for Substitute Energy on a fixed per kW-day basis at a rate equal to the Fixed Payment as specified in Schedule A – Pricing.
9.3    Payment instructions.

a)    Payment to Dominion shall be made by check to the following address:
Dominion Energy North Carolina
5000 Dominion Boulevard
Glen Allen, VA 23060
Attention: Director – Power Contracts

Payment to Westmoreland shall be made by wire transfer to the following account:

Bank Name: The Private Bank
Bank Address: 70 W Madison Ave, Chicago, IL 60606
Routing No: [XXXXXXXX]
Beneficiary Name: Westmoreland Partners
Account No: [XXXXXXX]
b)    Changes to Instructions. Either Party may, by prior written notice to the other, change the address to which such payments are to be sent.
9.4    Netting. The Parties hereby agree that they may discharge mutual debts and payment obligations due and owing to each other on the same date through netting, in which case all amounts owed by each Party to the other Party for performance or non-performance under this Agreement, including any related damages calculated pursuant to Section 10.3 (Failures with Regard to Bilaterals and Liability) may be set-off against payments due the other Party, including Fixed Energy Payments.
ARTICLE 10

DEFAULTS AND REMEDIES
10.1    Defaults and Cure. If either Party defaults under this Agreement, then the non-defaulting Party shall give the defaulting Party written notice describing such default. The defaulting Party shall be given sixty (60) Days from the receipt of such notice to cure such default; provided, however, that there shall be no cure period for defaults under Section 10.2.1 Bankruptcy or Insolvency Events) and the cure period is limited to five (5) Days for defaults under Section 10.2.2 (Security). If the default (other than those described in Sections 10.2.1 and 10.2.2) cannot be cured within sixty (60) Days with the exercise of reasonable diligence, then the non-defaulting Party shall grant an additional reasonable period of time to cure such default, if the default is an Westmoreland default, but such period of time shall not exceed an additional sixty (60) Days in which to cure such default. If the defaulting Party fails to cure such default within the prescribed period of time, then the non-defaulting Party may, in addition to any other rights or remedies available at law or in equity, immediately terminate this Agreement and consider defaulting Party in material breach of its obligations under this Agreement.
10.2    Westmoreland Defaults. Any of the following conditions shall be considered defaults by Westmoreland under this Section 10.2, including without limitation:
10.2.1    Bankruptcy or Insolvency Event. If Westmoreland:

(a)    commences a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent;
(b)    consents to the entry of a decree or order for relief in respect of Westmoreland in any involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it;
(c)    files any petition, answer or consent seeking reorganization or relief under any applicable Federal or state law;
(d)    consents to the filing of any petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Westmoreland or of any substantial part of its property;
(e)    makes an assignment for the benefit of creditors;
(f)    is unable or admits in writing its inability to pay its debts generally as they become due; or
(g)    takes any action in furtherance of any of the foregoing.
10.2.2    Security. Failure to post security as stipulated in Article 11 (Performance Security), for which event a five (5) Day cure period shall be permitted hereunder; Westmoreland agrees that in no event shall Westmoreland be entitled to any further extension of the deadline for the posting of security pursuant to Section 11.1 (Amount), including by reason of Force Majeure pursuant to Article 12 (Force Majeure).
10.3    Failures with Regard to Bilaterals and Liability. If Westmoreland is obligated but fails to either (i) submit to PJM a proposed Substitute Energy Bilateral Schedule to which the Parties have agreed, or (ii) confirm to PJM a proposed Substitute Energy Bilateral Schedule submitted by Dominion, to the extent of such failure, as Westmoreland’s sole liability for damages and Dominion’s exclusive remedy for damages therefor, Westmoreland shall be liable to Dominion for "Substitute Energy Non-Delivery Damages." The Substitute Energy Non-Delivery Damages, for each MWh that would have been scheduled in such proposed Substitute Energy Bilateral Schedule, shall be equal to the following calculation:
The sum of two dollars ($2) per MWh multiplied by the number of MWh pursuant to the proposed Substitute Energy Bilateral Schedule to which the Parties had agreed, plus one hundred percent (100%) of the positive difference, if any, obtained by subtracting the Energy Purchase Price from the Day-ahead Price at the Dominion Zone in PJM multiplied by the number of MWh pursuant to the proposed Substitute Energy Bilateral Schedule to which the Parties had agreed.

ARTICLE 11

PERFORMANCE SECURITY
11.1    Amount. During the effectiveness of this Agreement, Westmoreland shall provide and maintain, at Westmoreland’s sole expense, security for Westmoreland’s performance under this Agreement as described in Section 11.2 (Form of Security), in an amount equal to two million five hundred thousand dollars ($2,500,000). Such security shall be maintained throughout the Term of this Agreement.
11.2    Form of Security. Security for compliance with Section 11.1 (Amount) shall consist of one or more of the following:
(a)    An unconditional and irrevocable direct pay letter of credit issued by a bank acceptable to Dominion in a form and with substance acceptable to Dominion;
(b)    A payment or performance bond issued by a company acceptable to Dominion for payment to Dominion in the event of a material breach by Westmoreland in a form and with substance acceptable to Dominion;
(c)    A corporate guaranty that Dominion, at its discretion, deems to be equivalent in quality to the security detailed in (a) and (b) above in a form and with substance acceptable to Dominion.
11.3    Use of Security. Dominion shall be allowed to collect any funds due and owing by Westmoreland to Dominion from the performance security provided under this Article 11 that are not paid in a timely manner, and Westmoreland shall be obligated to replenish the security after any such withdrawal.
ARTICLE 12

FORCE MAJEURE
12.1    Obligations Excused. Neither Party shall be responsible or liable for or deemed in breach of this Agreement because of any delay in the performance of their respective obligations hereunder due solely to circumstances beyond the reasonable control of the Party experiencing such delay, including but not limited to acts of God or actions or failures to act on the part of governmental authorities preventing performance (such causes hereinafter called "Force Majeure"); provided, that:
(a)    The non-performing Party gives the other Party written notice describing the particulars of the occurrence within seventy-two (72) hours of the beginning of said occurrence.
(b)    The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(c)    The non-performing Party uses its best efforts to remedy its inability to perform;
(d)    When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect; and
(e)    The Force Majeure was not caused by or connected with any negligent or intentional acts, errors, or omissions, or failure to comply with any law, rule, regulation, order or ordinance or any breach or default of this Agreement.
12.2    No Extension of Term. In no event will any condition of Force Majeure extend this Agreement beyond its stated Term. If any condition of Force Majeure delays a Party’s performance for a time period greater than ninety (90) Days, the Party not delayed by such Force Majeure may terminate this Agreement, without further obligation, or extend such period at its sole discretion if the Party delayed by such Force Majeure is exercising due diligence in its efforts to cure the condition of Force Majeure.
12.3    Impact on Payments. In no event shall Dominion pay Westmoreland the Energy Purchase Price and Fixed Payment during a Force Majeure Period (which, for the purpose of this Article 12, means the period of time beginning with the date designated in Westmoreland's notice provided pursuant to 12.1(a) hereof and ending with Westmoreland's notice provided pursuant to Section 12.1(d) hereof.
ARTICLE 13

TAXES
13.1    Taxes. All present or future federal, state, municipal or other lawful taxes applicable by reason of the sale of Substitute Energy shall be paid by Westmoreland.
ARTICLE 14

CHOICE OF LAW
14.1    Choice of Law. This Agreement shall be interpreted, construed and governed by the laws of the Commonwealth of Virginia without regard to its conflict of law rules. The Parties hereby submit to the jurisdiction of courts located in, and venue is hereby stipulated to be in, Richmond, Virginia.
ARTICLE 15

MISCELLANEOUS PROVISIONS
15.1    Assignment. Neither Party shall assign this Agreement or any portion thereof without the prior written consent of the other Party which consent shall not be unreasonably withheld;

provided, however, such consent shall not be required prior to an assignment to a parent, subsidiary or affiliated entity; but provided, further that:
(a)    No assignment shall impair any security given by Westmoreland hereunder; provided that if, as of the time of such assignment, Westmoreland has posted an irrevocable, direct pay letter of credit with Dominion pursuant to Section 11.2 (a) (Form of Security), an assignee may provide a letter of credit in the same amount and from equivalent or better issuer quality or provide a corporate guaranty subject to the provisions of Section 11.2(c) in substitution for the letter of credit theretofore posted by Westmoreland hereunder; and
(b)    Unless expressly agreed by the other Party, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform.
15.2    Amendment. This Agreement, including the appendices hereto, can be amended only by mutual agreement between the Parties in writing.
15.3    No Waiver. The failure of either Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect.
15.4    Headings. The headings contained in this Agreement are used solely for convenience and do not constitute a part of the agreement between the Parties hereto, nor should they be used to aid in any manner in the construction of this Agreement.
15.5    Not for Benefit of Third Parties. This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this Agreement.
15.6    No Joint Venture. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.
15.7    Survival. Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that, by their nature, should survive such cancellation, expiration or termination, including, without limitation, warranties, remedies, promises of indemnity and confidentiality.
15.8    Waiver of Consequential Damages. Neither Party shall be liable to the other Party for any special, incidental, indirect or consequential damages.
15.9    Indemnification. The Parties agree to indemnify and hold each other harmless from and against all claims, demands, losses, liabilities and expenses (including reasonable attorneys’

fees) for personal injury or death to persons and damage to each other’s property or facilities or the property of any other person or entity to the extent arising out of, resulting from or caused by their negligent or intentional acts, errors, or omissions.
ARTICLE 16

STATUTORY AND REGULATORY CHANGES
16.1    Disallowance. The Parties recognize and hereby agree that if any federal, state or municipal government or regulatory authority, including, without limitation, the SCC or the NCUC, should for any reason enter an order, modify its rules, or take any action whatsoever, having the effect of disallowing Dominion the recovery from its customers of all or any portion of the payments for Substitute Energy hereunder (hereinafter referred to as the "Disallowance") (except where such disallowance is due to Dominion’s failure to seek recovery or comply with procedural requirements governing recovery of such costs), then:
a)    If the Disallowance occurs for payments made after the Effective Date, all future payments for Substitute Energy shall not exceed the amount unaffected by the Disallowance. Further, Westmoreland shall repay the full amount of the Disallowance with Interest by one (1) year from the date of such Disallowance. The Parties obligate themselves to all good faith efforts to establish, if practicable, an appeal and overruling of the Disallowance or a superseding order, approval of modified rules or tariffs, or other action so as to allow timely resumption of full, or failing that, adjusted payments hereunder.
16.2    Mobile Sierra. Neither Party shall seek, nor shall they support any third party in seeking, to prospectively or retroactively revise the rates, terms or conditions of service of this Agreement through application or complaint to FERC pursuant to the provisions of Section 205, 206 or 306 of the Federal Power Act, or any other provisions of the Federal Power Act, absent prior written agreement of the Parties. Further, absent the prior agreement in writing by both Parties, the standard of review for changes to the rates, terms or conditions of this Agreement proposed by a Party, a non-party or the FERC acting sua sponte shall be the "public interest" application of the "just and reasonable" standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956), and clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish, 554 U.S. 527 (2008).
ARTICLE 17

ENTIRETY
17.1    Entirety of Agreement. This Agreement is intended by the Parties as the final expression of their Agreement and is intended also as a complete and exclusive statement of the terms of their Agreement with respect to the energy sold and purchased hereunder. All prior written or oral understandings, offers or other communications of every kind pertaining to the sale of energy hereunder between the Parties or their respective predecessors-in-interest are hereby abrogated and withdrawn (including the original Substitute Energy Agreement).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Substitute Energy Purchase Agreement to be executed as of the Effective Date.

WESTMORELAND PARTNERS a Virginia general partnership
BY: its general partners:
WESTMORELAND-ROANOKE VALLEY, L.P. a Delaware limited partnership,
By: WEI Roanoke Valley, its general partner
By: _/s/ Jennifer Grafton_______            Name: Jennifer Grafton
Title:    Director
AND:
WESTMORELAND-NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company
By: _/s/ Jennifer Grafton_______
Name: Jennifer Grafton
Title:    Director
VIRGINIA ELECTRIC AND POWER COMPANY
By: _/s/ Katherine Curtis_______
Name: Katherine Curtis
Title:    SVP Power Generation

Signature Page to the Substitute Energy Purchase Agreement

SCHEDULE A

PRICING

I.	VARIABLE ENERGY PRICING:

For any Substitute Energy up to the Substitute Energy Cap, the Energy Purchase Price per kWh for Substitute Energy shall be equal to sum of the Escalating Energy Component and the Non-Escalating Energy Component where:

The initial "Escalating Energy Component" equals 0.636 cents/kWh for the period April 1, 2017 through March 31, 2018. This price shall be increased or decreased, as appropriate on each April 1st thereafter, as follows:

0.636 cents/kWh shall be multiplied by a fraction, the numerator of which is the Gross Domestic Product Implicit Price Deflator Index (the "GDPIPD") for the previous Year (as specified by the US Department of Commerce, or such other organization as the Parties may mutually agree), and the denominator of which is the GDPIPD for Year 2016.

The "Non-Escalating Energy Component" equals 0.900 cents/kWh.

II.	FIXED PRICING

The "Fixed Payment" shall be payable monthly and shall be the product of (i) 200,000 kW, (ii) the Fixed Unit Price, and (iii) the number of Days in the Month.

Where, the "Fixed Unit Price" equals:

For 2017:    57.8470 cents/kW-Day
For 2018:     58.3647 cents/kW-Day
For 2019:     51.1992 cents/kW-Day

SCHEDULE B
MONTHLY MAXIMUMS (MWHs)

YEAR	MONTH	SUBSTITUTE ENERGY SOLD TO DOMINION
2017	June	144,000
	July	148,800
	August	148,800
	September	144,000
	October	21,370
	November	144,200 *
	December	148,800
2018	January	148,800
	February	134,400
	March	148,600 *
	April	144,000
	May	148,800
	June	144,000
	July	148,800
	August	148,800
	September	140,800
	October	0
	November	144200 *
	December	148,800
2019	January	148,800
	February	134,400
	March	111,360

*Includes day light savings time adjustment